As filed with the Securities and Exchange Commission on November 21, 2012

Registration No. 333-151431

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO.1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VanceInfo Technologies Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3/F, Building 8, Zhongguancun Software Park

Haidian District, Beijing 100193

People’s Republic of China

+86 (10) 8282-5266

(Address of Principal Executive Offices) (Zip Code)

2005 Stock Plan

2007 Share Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(Name and address of agent for service)

(212) 894-8800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-151431) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by VanceInfo Technologies Inc., a company established under the laws of the Cayman Islands (the “Company”), and became effective on June 5, 2008. Under the Registration Statement, a total of 9,087,391 ordinary shares of the Company, par value $0.001 per share were registered for issuance pursuant to the 2005 Stock Plan and 2007 Share Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On November 9, 2012, pursuant to an agreement and plan of merger, dated August 10, 2012, as amended by the amendment dated as of August 31, 2012 (the “Merger Agreement”), by and among HiSoft Technology International Limited (“HiSoft”), the Company, Chemistry Merger Sub Inc.(“Merger Sub”), a wholly owned subsidiary of HiSoft, and Chemistry Merger Sub II Inc. (“Merger Sub II”), a wholly owned subsidiary of HiSoft, and the plans of merger, dated November 9, 2012 between (i) the Company and Merger Sub; and (ii) the Company and Merger Sub II, the Company became a wholly owned subsidiary of HiSoft, and Hisoft’s name was changed from HiSoft Technology International Limited to Pactera Technology International Ltd.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China, on November 21, 2012.

VanceInfo Technologies Inc.

By:	/s/ Tiak Koon Loh
Name:	Tiak Koon Loh
Title:	Director

3

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Tiak Koon Loh		Chief Executive Officer, Pactera Technology International Ltd.	November 21, 2012
Name: Tiak Koon Loh		(principal executive officer)

/s/ Sidney Xuande Huang		Chief Financial Officer, Pactera Technology International Ltd.	November 21, 2012
Name: Sidney Xuande Huang		(principal financial and accounting officer)

/s/ Tiak Koon Loh		Director	November 21, 2012
Name: Tiak Koon Loh

/s/ Donald J. Puglisi		Authorized U.S. Representative	November 21, 2012
Name: Donald J. Puglisi
Title:	Managing Director Puglisi & Associates

4